Exhibit 99.1

Contacts:	Brent Anderson, VP Investor Relations
(972) 580-6360 (office)
Brent.Anderson@meritagehomes.com

Meritage Homes Reports Results for the Third Quarter of 2014
Orders up 15%, backlog value grows 30% with 16% increase in average active communities
Home closing revenue grew 13% on higher home closings and average prices

SCOTTSDALE, Ariz., October 29, 2014 - Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, today announced third quarter results for the period ended September 30, 2014.

Summary Operating Results (unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2014	2013	%Chg	2014	2013	%Chg
Homes closed (units)	1,522	1,418	7%	3,999	3,791	5%
Home closing revenue	$545,524	$483,147	13%	$1,454,103	$1,249,897	16%
Average sales price - closings	$358	$341	5%	$364	$330	10%
Home orders (units)	1,500	1,300	15%	4,672	4,484	4%
Home order value	$573,643	$473,924	21%	$1,747,118	$1,567,719	11%
Average sales price - orders	$382	$365	5%	$374	$350	7%
Ending backlog (units)				2,705	2,190	24%
Ending backlog value				$1,043,741	$805,580	30%
Average sales price - backlog				$386	$368	5%
Net earnings	$32,577	$38,191	(15)%	$93,033	$78,375	19%
Diluted EPS	$0.79	$0.99	(20)%	$2.27	$2.05	11%

MANAGEMENT COMMENTS
“We were pleased to achieve year-over-year growth in closing volumes, orders and backlog, with even greater expansion in our home closing revenue, order value and backlog value as a result of higher average selling prices compared to last year,” said Steven J. Hilton, chairman and chief executive officer of Meritage Homes. “Home closing revenue growth of 31% and 53% in our Central and East regions, respectively, more than offset the year-over-year declines in Arizona and California, where sales have slowed from 2013 and home prices are no longer outpacing the increased cost of land, reducing our gross margins in those states.
"The combined effects of revenue and margin declines in Arizona and California pulled our overall home closing gross margin and net earnings down in the third quarter of 2014 compared to last year's third quarter, when we reported the highest quarterly earnings per share we had generated in the last five years,” explained Mr. Hilton. “Our home closing margin was also reduced by the short-term effects of purchase accounting associated with home closings from our acquisition of Legendary Communities in August. However, our home closing gross margin of 21.6% for the first three quarters of 2014 was in line with 21.5% for the first three quarters of 2013.
“More importantly for the longer term, our divisions did an excellent job of getting new communities opened, exceeding our projected target of 190 communities within existing markets before adding those from Legendary, which brought our total actively selling communities to 225 as of September 30, 2014. We are enthusiastic about the opportunities for continued growth represented by those additional communities.
“As the U.S. housing market continues to improve overall, we are confident in our ability to leverage our strengths and the Meritage Homes brand to further develop our existing markets and penetrate additional markets where we see promising opportunities,” Mr. Hilton continued. “We remain committed to our plan to generate strong revenue and earnings growth in 2015 and beyond. We currently project fourth quarter home closing revenue of $700-725 million and diluted earnings per share of $1.00-1.05.”
THIRD QUARTER RESULTS

•
Home closing revenue increased 13% over the prior year, combining a 7% increase in home closings and a 5% increase in the average price of homes closed during the quarter. Respective increases of 31% and 53% in home closing revenue from the Central and East regions more than offset an 11% decline from the West region, which resulted from decreases of 15% and 19% in California and Arizona, respectively, partially offset by a 16% increase in Colorado.

•
Home closing gross profit of $111.2 million for the third quarter of 2014 was essentially flat compared to the prior year’s $110.4 million due to lower margins on higher home closing revenue. Home closing gross margin of 20.4%

for the third quarter of 2014 decreased by 240 basis points (bps) from 22.8% in the third quarter of 2013. Gross margin was adversely impacted by higher lot costs, primarily in the West, where land prices have risen most significantly; softness in Arizona markets that led to price reductions; a $1.0 million impairment (20 bps) on two vintage communities in Tucson; and lower margins on Legendary Communities closings (40 bps), due to a stepped-up basis on homes that were completed or under construction at the time of acquisition, which management expects will dissipate as those homes acquired from Legendary are closed over the next couple of quarters.

•
Land closing gross profit declined by $3.3 million compared to the third quarter of 2013. The $0.5 million loss on land closings in the third quarter of 2014 resulted from the sale of the company's last remaining parcel of land in Nevada, where operations were discontinued in 2012.

•
Commissions and other sales costs increased to 7.4% of home closing revenue in 2014, compared to 6.9% in the same period of 2013, partially due to costs associated with the opening of 36 new communities during the quarter.

•
General and administrative expenses for the third quarter increased slightly to 5.2% of total closing revenue in 2014 compared to 5.0% in the third quarter of 2013, and included expenses associated with the acquisition of Legendary Communities and personnel hired to support new divisions.

•
Interest expense declined $3.0 million year over year to less than 0.1% of third quarter 2014 total closing revenue, compared to 0.7% of third quarter closing revenue in 2013, as a greater percentage of total interest incurred was capitalized to lots and homes under development.

•	Pre-tax margin was 8.4% in the third quarter of 2014 compared to 11.5% in 2013, primarily due to lower home closing gross margin in 2014.

•
The effective tax rate of 31% in the third quarter of 2014, compared to 33% in the third quarter of 2013, was due to additional energy tax credits captured in the third quarter of 2014 related to homes closed during 2012 and 2013.

•
Net earnings of $32.6 million or $0.79 per diluted share decreased by $5.6 million for the third quarter, from $38.2 million or $0.99 per diluted share in the third quarter of 2013, primarily due to lower home closing gross margin, lower land closing gross profit and higher selling, general and administrative costs.

•
Total order value grew 21% to $573.6 million in the third quarter of 2014 from $473.9 million in 2013, reflecting a 15% increase in homes ordered and a 5% increase in the average selling price. The order value increase came primarily from Colorado, Texas and the expanded East Region, including the newly acquired Legendary Communities, with Arizona being the only negative comparison to the prior year.

•
Ending community count at September 30, 2014 expanded to 225 active communities from 175 at the beginning of the third quarter, a year-over-year increase of 26% compared to 179 at September 30, 2013. Legendary accounted for 32 communities in addition to 193 within Meritage’s existing markets.

•
Orders per average active community during the quarter were consistent with the prior year at 7.5 in 2014 and 7.6 in 2013, led by Colorado, Florida and Tennessee selling at a faster pace than the company average.

•	Ending backlog value at September 30 was 30% higher in 2014 than 2013, with 24% more units in backlog and average prices up 5%.
YEAR TO DATE RESULTS

•
Net earnings of $93.0 million for the first three quarters of 2014 increased 19% compared to net earnings of $78.4 million for the first three quarters of 2013, which included a $3.8 million loss on early extinguishment of debt.

•	Home closings and closing revenue for the first nine months of the year increased 5% and 16%, respectively, for 2014 over 2013, with a 10% increase in average closing prices.

•	Year-to-date home closing gross margin of 21.6% for 2014 was in line with 2013's 21.5%.

•	Year-to-date land closing gross profit swung to a loss of $1.5 million on land sales in Nevada in 2014 from a profit of $4.4 million 2013.

•
Total commissions and other sales costs increased slightly as a percentage of home closing revenue, at 7.4% year to date in 2014 compared to 7.2% in 2013, while general and administrative expenses declined slightly to 5.1% of total closing revenue in the first nine months of 2014 compared to 5.2% in 2013.

BALANCE SHEET

•
The company ended the third quarter of 2014 with $94.0 million in cash and cash equivalents, investments and securities, compared to $363.8 million at December 31, 2013, reflecting the acquisition of Legendary Communities in August and additional investment in real estate inventory. The company also had $375.7 million available under its revolving credit facility at September 30, 2014, compared to $135.0 million at September 30, 2013.

•
Real estate assets increased to $1.86 billion at September 30, 2014, compared to $1.41 billion at December 31, 2013. The largest increases were in homes completed and under construction, and home sites either finished or under development, primarily from the acquisition of Legendary Communities.

•	Net debt-to-capital ratio at quarter-end was 43.4% compared to 39.1% at December 31, 2013 and 38.1% at September 30, 2013.

•
Total lot supply at the end of the quarter was approximately 29,500, including approximately 3,700 lots in South Carolina and Georgia from the Legendary Communities acquisition, compared to approximately 25,000 total lots a year earlier. Based on trailing twelve months closings, the September 30, 2014 balance represents a 5.4 years supply of lots.

CONFERENCE CALL
Management will host a conference call today to discuss the Company's results at 10:30 a.m. Eastern Time (7:30 a.m. Arizona Time). The call will be webcast with an accompanying slideshow available on the "Investor Relations" page of the Company's web site at http://investors.meritagehomes.com. Telephone participants may avoid any delays by pre-registering for the call using the following link to receive a special dial-in number and PIN.
Conference Call registration link: http://dpregister.com/10052495.
Telephone participants who are unable to pre-register may dial in to 866-226-4948 on the day of the call. International dial-in number is 1-412-902-4125.
A replay of the call will be available until November 15, 2014, beginning at 12:30 p.m. ET on October 29, 2014 on the website noted above, or by dialing 877-344-7529, and referencing conference number 10052495. For more information, visit www.meritagehomes.com.

Meritage Homes Corporation and Subsidiaries
Consolidated Income Statements
(Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Homebuilding:
Home closing revenue	$545,524	$483,147	$1,454,103	$1,249,897
Land closing revenue	11,252	8,933	16,622	28,568
Total closing revenue	556,776	492,080	1,470,725	1,278,465
Cost of home closings	(434,286)	(372,772)	(1,140,305)	(981,557)
Cost of land closings	(11,729)	(6,126)	(18,084)	(24,139)
Total cost of closings	(446,015)	(378,898)	(1,158,389)	(1,005,696)
Home closing gross profit	111,238	110,375	313,798	268,340
Land closing gross (loss)/profit	(477)	2,807	(1,462)	4,429
Total closing gross profit	110,761	113,182	312,336	272,769
Financial Services:
Revenue	2,749	1,684	7,099	3,960
Expense	(1,238)	(901)	(3,444)	(2,229)
Earnings from financial services unconsolidated entities and other, net	2,783	3,511	7,281	9,784
Financial services profit	4,294	4,294	10,936	11,515
Commissions and other sales costs	(40,211)	(33,467)	(107,250)	(90,526)
General and administrative expenses	(29,218)	(24,412)	(75,460)	(66,587)
(Loss)/earnings from other unconsolidated entities, net	(134)	46	(364)	(229)
Interest expense	(460)	(3,462)	(4,569)	(13,113)
Other income, net	1,998	605	6,395	1,760
Loss on early extinguishment of debt	—	—	—	(3,796)
Earnings before income taxes	47,030	56,786	142,024	111,793
Provision for income taxes	(14,453)	(18,595)	(48,991)	(33,418)
Net earnings	$32,577	$38,191	$93,033	$78,375

Earnings per share:
Basic
Earnings per share	$0.83	$1.05	$2.39	$2.17
Weighted average shares outstanding	39,123	36,226	38,977	36,060
Diluted
Earnings per share	$0.79	$0.99	$2.27	$2.05
Weighted average shares outstanding	41,656	38,865	41,564	38,771

Meritage Homes Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(unaudited)

	September 30, 2014	December 31, 2013
Assets:
Cash and cash equivalents	$84,105	$274,136
Investments and securities	9,857	89,687
Other receivables	56,178	38,983
Real estate (1)	1,865,051	1,405,299
Real estate not owned	4,999	289
Deposits on real estate under option or contract	80,263	51,595
Investments in unconsolidated entities	9,900	11,638
Property and equipment, net	31,979	22,099
Deferred tax asset	65,538	70,404
Prepaids, other assets and goodwill	64,942	39,231
Total assets	$2,272,812	$2,003,361
Liabilities:
Accounts payable	$105,068	$68,018
Accrued liabilities	168,584	166,611
Home sale deposits	33,535	21,996
Liabilities related to real estate not owned	4,299	289
Senior, convertible senior notes and other borrowings	904,629	905,055
Total liabilities	1,216,115	1,161,969
Stockholders' Equity:
Preferred stock	—	—
Common stock	391	362
Additional paid-in capital	535,204	412,961
Retained earnings	521,102	428,069
Total stockholders’ equity	1,056,697	841,392
Total liabilities and stockholders’ equity	$2,272,812	$2,003,361
(1) Real estate – Allocated costs:
Homes under contract under construction	$440,033	$262,633
Unsold homes, completed and under construction	283,883	147,889
Model homes	100,027	81,541
Finished home sites and home sites under development	1,041,108	913,236
Total real estate	$1,865,051	$1,405,299

Supplemental Information and Non-GAAP Financial Disclosures (Dollars in thousands – unaudited):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Depreciation and amortization	$2,972	$2,511	$8,154	$7,169

Summary of Capitalized Interest:
Capitalized interest, beginning of period	$44,355	$26,294	$32,992	$21,600
Interest incurred	14,695	12,508	43,333	37,876
Interest expensed	(460)	(3,462)	(4,569)	(13,113)
Interest amortized to cost of home and land closings	(8,135)	(6,342)	(21,301)	(17,365)
Capitalized interest, end of period	$50,455	$28,998	$50,455	$28,998

	September 30, 2014	December 31, 2013
Notes payable and other borrowings	$904,629	$905,055
Stockholders' equity	1,056,697	841,392
Total capital	1,961,326	1,746,447
Debt-to-capital	46.1%	51.8%

Notes payable and other borrowings	$904,629	$905,055
Less: cash and cash equivalents and investments and securities	(93,962)	(363,823)
Net debt	810,667	541,232
Stockholders’ equity	1,056,697	841,392
Total net capital	$1,867,364	$1,382,624
Net debt-to-capital	43.4%	39.1%

Meritage Homes Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands) (unaudited)

	Nine Months Ended September 30,
	2014	2013
Cash flows from operating activities:
Net earnings	$93,033	$78,375
Adjustments to reconcile net earnings to net cash used in operating activities:
Depreciation and amortization	8,154	7,169
Stock-based compensation	9,035	7,040
Loss on early extinguishment of debt	—	3,796
Excess income tax benefit from stock-based awards	(2,197)	(1,733)
Equity in earnings from unconsolidated entities	(6,917)	(9,555)
Deferred tax asset valuation benefit	—	(4,614)
Distribution of earnings from unconsolidated entities	8,784	10,796
Other	8,361	3,071
Changes in assets and liabilities:
Increase in real estate	(350,868)	(221,668)
Increase in deposits on real estate under option or contract	(27,552)	(20,425)
Increase in receivables and prepaid expenses and other assets	(19,502)	(14,224)
Increase in accounts payable and accrued liabilities	34,501	106,862
Increase in home sale deposits	9,015	15,584
Net cash used in operating activities	(236,153)	(39,526)
Cash flows from investing activities:
Investments in unconsolidated entities	(245)	(107)
Distributions of capital from unconsolidated entities	—	79
Purchases of property and equipment	(16,367)	(9,717)
Proceeds from sales of property and equipment	173	39
Maturities of investments and securities	115,584	132,900
Payments to purchase investments and securities	(35,697)	(139,672)
Cash paid for acquisitions	(130,677)	(18,379)
Increase in restricted cash	—	(1,966)
Net cash provided used in investing activities	(67,229)	(36,823)
Cash flows from financing activities:
Repayment of senior subordinated notes	—	(102,822)
Proceeds from issuance of senior notes	—	175,000
Proceeds from issuance of common stock, net	110,420	—
Debt issuance costs	—	(1,403)
Excess income tax benefit from stock-based awards	2,197	1,733
Non-controlling interest acquisition	—	(257)
Proceeds from stock option exercises	734	11,225
Net cash provided by financing activities	113,351	83,476
Net (decrease)/increase in cash and cash equivalents	(190,031)	7,127
Beginning cash and cash equivalents	274,136	170,457
Ending cash and cash equivalents (2)	$84,105	$177,584
 (2) Ending cash and cash equivalents excludes investments and securities totaling $9.9 million as of September 30, 2014 and excludes investments and securities and restricted cash of $133.8 million as of September 30, 2013.

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(unaudited)

	Three Months Ended
	September 30, 2014		September 30, 2013
	Homes	Value	Homes	Value
Homes Closed:
Arizona	236	$77,793	301	$96,562
California	196	97,260	259	113,954
Colorado	114	49,792	104	43,033
Nevada	—	—	1	245
West Region	546	224,845	665	253,794
Texas	584	178,614	509	136,249
Central Region	584	178,614	509	136,249
Florida	164	61,713	176	66,464
Georgia	37	11,899	—	—
North Carolina	104	43,413	62	24,361
South Carolina	37	11,494	—	—
Tennessee	50	13,546	6	2,279
East Region	392	142,065	244	93,104
Total	1,522	$545,524	1,418	$483,147
Homes Ordered:
Arizona	198	$67,753	234	$80,748
California	157	87,610	165	84,741
Colorado	153	66,744	96	44,178
Nevada	—	—	—	—
West Region	508	222,107	495	209,667
Texas	537	181,127	545	157,868
Central Region	537	181,127	545	157,868
Florida	207	86,145	177	74,312
Georgia	31	9,447	—	—
North Carolina	128	47,862	72	28,971
South Carolina	44	14,225	—	—
Tennessee	45	12,730	11	3,106
East Region	455	170,409	260	106,389
Total	1,500	$573,643	1,300	$473,924

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(unaudited)

	Nine Months Ended
	September 30, 2014		September 30, 2013
	Homes	Value	Homes	Value
Homes Closed:
Arizona	699	$234,181	744	$233,447
California	546	272,254	784	329,414
Colorado	318	142,006	298	112,238
Nevada	—	—	38	8,900
West Region	1,563	648,441	1,864	683,999
Texas	1,511	456,375	1,312	343,924
Central Region	1,511	456,375	1,312	343,924
Florida	482	189,542	456	161,846
Georgia	37	11,899	—	—
North Carolina	248	102,119	153	57,849
South Carolina	37	11,494	—	—
Tennessee	121	34,233	6	2,279
East Region	925	349,287	615	221,974
Total	3,999	$1,454,103	3,791	$1,249,897
Homes Ordered:
Arizona	665	$220,772	886	$284,139
California	599	315,270	730	331,933
Colorado	417	185,993	358	154,251
Nevada	—	—	24	5,795
West Region	1,681	722,035	1,998	776,118
Texas	1,889	613,821	1,689	472,507
Central Region	1,889	613,821	1,689	472,507
Florida	560	218,651	568	228,527
Georgia	31	9,447	—	—
North Carolina	311	124,943	218	87,461
South Carolina	44	14,225	—	—
Tennessee	156	43,996	11	3,106
East Region	1,102	411,262	797	319,094
Total	4,672	$1,747,118	4,484	$1,567,719

Order Backlog:
Arizona	244	$83,830	391	$131,508
California	278	150,479	261	127,107
Colorado	301	136,371	202	92,102
Nevada	—	—	—	—
West Region	823	370,680	854	350,717
Texas	1,170	403,101	877	260,900
Central Region	1,170	403,101	877	260,900
Florida	286	118,381	315	137,691
Georgia	65	21,322	—	—
North Carolina	196	77,138	114	46,953
South Carolina	90	31,915	—	—
Tennessee	75	21,204	30	9,319
East Region	712	269,960	459	193,963
Total	2,705	$1,043,741	2,190	$805,580

Meritage Homes Corporation and Subsidiaries
Operating Data
(unaudited)

	Three Months Ended
	September 30, 2014		September 30, 2013
	Beg.	End	Beg.	End
Active Communities:
Arizona	42	42	36	39
California	15	22	13	18
Colorado	13	16	12	12
Nevada	—	—	—	—
West Region	70	80	61	69
Texas	69	65	71	73
Central Region	69	65	71	73
Florida	18	26	20	19
Georgia	—	11	—	—
North Carolina	13	20	13	15
South Carolina	—	19	—	—
Tennessee	5	4	—	3
East Region	36	80	33	37
Total	175	225	165	179

	Nine Months Ended
	September 30, 2014		September 30, 2013
	Beg.	End	Beg.	End
Active Communities:
Arizona	40	42	38	39
California	22	22	17	18
Colorado	14	16	12	12
Nevada	—	—	1	—
West Region	76	80	68	69
Texas	70	65	65	73
Central Region	70	65	65	73
Florida	20	26	18	19
Georgia	—	11	—	—
North Carolina	17	20	7	15
South Carolina	—	19	—	—
Tennessee	5	4	—	3
East Region	42	80	25	37
Total	188	225	158	179

About Meritage Homes Corporation
Meritage Homes is the ninth-largest public homebuilder in the United States, based on homes closed in 2013. Meritage builds and sells single-family homes for first-time, move-up, luxury and active adult buyers across the Western, Southern and Southeastern United States. Meritage builds in markets including Sacramento, San Francisco's East Bay, the Central Valley and Orange County, California; Houston, Dallas-Ft. Worth, Austin and San Antonio, Texas; Phoenix/Scottsdale, Green Valley and Tucson, Arizona; Denver and Fort Collins, Colorado; Orlando and Tampa, Florida; Raleigh and Charlotte, North Carolina; Greenville-Spartanburg and York County, South Carolina; Nashville, Tennessee and Atlanta, Georgia.
Meritage has designed and built more than 80,000 homes in its 28-year history, and has a reputation for its distinctive style, quality construction, and positive customer experience. Meritage is the industry leader in energy-efficient homebuilding and has received the U.S. Environmental Protection Agency's ENERGY STAR Partner of the Year for Sustained Excellence Award in 2013 and 2014, for innovation and industry leadership in energy efficient homebuilding. Meritage was the first national homebuilder to be 100 percent ENERGY STAR qualified in every home it builds, and far exceeds ENERGY STAR standards today.
For more information, visit meritagehomes.com.
This press release and the accompanying comments during our analyst call contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include management's expectations for continued recovery and growth in the U.S. housing market, Meritage’s growth opportunities within existing markets and potential new markets, the impacts of the Legendary acquisition on the Company’s future margins, plans for strong revenue and earnings growth in 2015 and beyond, and projected fourth quarter home closing revenue and diluted earnings per share.
Such statements are based upon the current beliefs and expectations of Company management, and current market conditions, which are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations. Meritage's business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company's stock and note prices may fluctuate dramatically. These risks and uncertainties include, but are not limited to, the following: the availability of finished lots and undeveloped land; interest rates and changes in the availability and pricing of residential mortgages; fluctuations in the availability and cost of labor; changes in tax laws that adversely impact our homebuyers; the ability of our potential buyers to sell their existing homes; cancellation rates and home prices in our markets; weakness in the homebuilding market resulting from an unexpected setback in the current economic recovery; inflation in the cost of materials used to develop communities and construct homes; the adverse effect of slower order absorption rates; potential write-downs or write-offs of assets, including pre-acquisition costs and deposits; a change to the feasibility of projects under option or contract that could result in the write-down or write-off of option deposits; our ability to successfully integrate acquired companies and achieve anticipated benefits from these acquisitions; our potential exposure to natural disasters; competition; the adverse impacts of cancellations resulting from relatively small deposits relating to our sales contracts; construction defect and home warranty claims; changes in tax laws; adverse legal rulings; our success in prevailing on contested tax positions; our ability to obtain performance bonds in connection with our development work; the liquidity of our joint ventures and the ability of our joint venture partners to meet their obligations to us and the joint venture; the loss of key personnel; our failure to comply with laws and regulations; limitations of our geographic diversification; fluctuations in quarterly operating results; our financial leverage and level of indebtedness and our ability to take certain actions because of restrictions contained in the indentures for our senior notes and our ability to raise additional capital when and if needed; our credit ratings; successful integration of future acquisitions; our compliance with government regulations and the effect of legislative or other initiatives that seek to restrain growth of new housing construction or similar measures; acts of war; the replication of our "Green" technologies by our competitors; our exposure to information technology failures and security breaches; and other factors identified in documents filed by the company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2013 and most recent 10-Q under the caption "Risk Factors," which can be found on our website.
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